Exhibit 10.62

REPLY TO ATTENTION OF

DEPARTMENT OF THE ARMY
U.S. ARMY CONTRACTING COMMAND - ABERDEEN PROVING GROUND
NATICK CONTRACTING DIVISION
1 KANSAS STREET
NATICK, MA 01760-5011

October 1, 2015

Chemical and Biological Operations Branch

Subject: Notice of Partial Termination for Convenience of the Government, Contract No. W9113M-10-C-0057

Arbutus Biopharma Corp.
ATTN: Mr. Peter Lutwyche, Sr., VP 8900 Glenlyon PKY Suite 100 Burnaby V5J 5J8

Dear Mr. Lutwyche:

(a)    Effective date of termination. You are notified that Contract No. W9113M-10-C-0057 (referred to as “the contract”) is terminated in part (CLINs 0002 and 0008) for the Government’s convenience under the clause entitled 52.249-6 Termination (Cost-Reimbursement). The termination is effective immediately upon receipt of this Notice.

(b)    Cessation of work and notification to immediate subcontractors. You shall take the following steps:

(1)    Stop all work, make no further shipments, and place no further orders relating to the contract, except for--

(i)    The continued portion of the contract, if any; specifically limited to CLIN 0001 and Property Audit related efforts for CLIN 0008.

(ii)    Work-in-process or other materials that you may wish to retain for your own account; or

(iii)	Work-in-process that the Contracting Officer authorizes you to continue

(A)    for safety precautions,

(B)	to clear or avoid damage to equipment,

(C)    to avoid immediate complete spoilage of work-in-process having a definite commercial value, or

(D)    to prevent any other undue loss to the Government. (If you believe this authorization is necessary or advisable, immediately notify the Contracting Officer by telephone or personal conference and obtain instructions.)

(2)    Keep adequate records of your compliance with subparagraph (b)(1) of this section showing the--

(i)	Date you received the Notice of Termination;

(ii)	Effective date of the termination; and

(iii)	Extent of completion of performance on the effective date.

(3)    Furnish notice of termination to each immediate subcontractor and supplier that will be affected by this termination. In the notice--

(i)    Specify your Government contract number;

(ii)	State whether the contract has been terminated completely or partially;

(iii)    Provide instructions to stop all work, make no further shipments, place no further orders, and terminate all subcontracts under the contract, subject to the exceptions in subparagraph (b)(1) of this section;

(iv)	Provide instructions to submit any settlement proposal promptly; and

(v)    Request that similar notices and instructions be given to its immediate subcontractors.

(4)    Notify the Contracting Officer of all pending legal proceedings that are based on subcontracts or purchase orders under the contract, or in which a lien has been or may be placed against termination inventory to be reported to the Government. Also, promptly notify the Contracting Officer of any such proceedings that are filed after receipt of this Notice.

(5)    Take any other action required by the Contracting Officer or under the Termination clause in the contract.

(c)	Termination inventory.

(1)    The Contractor shall submit complete termination inventory schedules to the Contracting Officer no later than 120 days from the effective date of termination, unless extended in writing by the Contracting Officer upon written request of the Contractor within this 120-day period. As instructed by the Contracting Officer, transfer title and deliver to the Government all termination inventory of the following types or classes, including subcontractor termination inventory that you have the right to take: To be determined upon final property audit.

(2)    To settle your proposal, it will be necessary to establish that all prime and subcontractor termination inventory has been properly accounted for. For detailed information, see FAR Part 45.

(d)    Settlements with subcontractors. You remain liable to your subcontractors and suppliers for proposals arising because of the termination of their subcontracts or orders. You are requested to settle all outstanding liabilities and termination settlement proposals arising from the termination of subcontracts, the cost of which would be reimbursable in whole or in part, under this contract. Final approval of reimbursable settlement costs is subject to final approval of the contracting officer. For purposes of reimbursement by the Government, settlements will be governed by the provisions of FAR Part 49.

(e)	Completed end items.

To be determined, if any.

(f)    Patents. If required by the contract, promptly forward the following to the Contracting Officer:

(1)    Disclosure of all inventions, discoveries, and patent applications made in the performance of the contract.

(2)    Instruments of license or assignment on all inventions, discoveries, and patent applications made in the performance of the contract.

(g)	Employees affected.

(1)    If this termination, together with other outstanding terminations, will necessitate a significant reduction in your work force, you are urged to--

(i)    Promptly inform the local State Employment Service of your reduction-in- force schedule in numbers and occupations, so that the Service can take timely action in assisting displaced workers;

(ii)    Give affected employees maximum practical advance notice of the employment reduction and inform them of the facilities and services available to them through the local State Employment Service offices;

(iii)    Advise affected employees to file applications with the State Employment Service to qualify for unemployment insurance, if necessary;

(iv)    Inform officials of local unions having agreements with you of the impending reduction-in-force; and

(v)    Inform the local Chamber of Commerce and other appropriate organizations which are prepared to offer practical assistance in finding employment for displaced workers of the impending reduction-in-force.

(2)    If practicable, urge subcontractors to take similar actions to those described in subparagraph (1) of this section.

(h)    Administrative. The contract administration office named in the contract modification attached to this notice will identify the Contracting Officer who will be in charge of the settlement of this termination and who will, upon request, provide the necessary settlement forms for submission of your termination settlement proposal to be submitted in accordance with FAR clause 52.249-6 Termination (Cost-Reimbursement). To achieve settlement expediently, the Government requests that a proposal be submitted within 180 days from the date of this letter, but in any event no later than one year.

Matters not covered by this notice should be brought to the attention of the undersigned.

(i)	Please acknowledge receipt of this notice as provided below.

Sincerely,

Sandra J. O’Connell Contracting Officer

CC:    Mr. Adekunle Famodu, JPM BDTx (Assistant Product Manager), Mr. Paul Slemons, DCMA Terminations Group

Acknowledgment of Notice

The undersigned acknowledges receipt of a signed copy of this notice on October 2, 2015. One signed copy of this notice is returned.

Arbutus Biopharma Corp.

By /s/ Peter Lutwyche
(Name)

Chief Technology Officer
(Title)